Service Corporation International Announces First Quarter 2011 Financial Results

- Conference call on Thursday, April 28, 2011, at 9:00 a.m. Central Time.

HOUSTON, April 27, 2011 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the first quarter 2011. Our unaudited condensed consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended March 31,
	2011	2010
Revenues	$ 579.7	$ 530.9
Operating income	$ 97.2	$ 85.6
Net income attributable to common stockholders	$ 38.8	$ 30.9
Diluted earnings per share	$ .16	$ .12
Earnings from continuing operations excluding special items(1)	$ 41.0	$ 34.4
Diluted earnings per share from continuing operations excluding special items(1)	$ .17	$ .13
Diluted weighted average shares outstanding	242.1	256.2
Net cash provided by operating activities	$ 108.0	$ 108.9

(1) Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items are non-GAAP financial measures. A reconciliation to net income and diluted earnings per share computed in accordance with GAAP can be found later in this press release under the heading "Non-GAAP Financial Measures".

Highlights:

  Diluted earnings per share from continuing operations, excluding special items was $0.17 in the first quarter 2011 compared to $0.13 in the prior year first quarter. The current quarter improvements were a result of strong comparable funeral segment performance and the accretive contribution from the Keystone acquisition.
  Funeral gross profit increased by $14.7 million, or 17.4%, in the first quarter of 2011 and gross margin percentage increased to 24.3% in the first quarter of 2011 from 22.9%. The current quarter improvements were driven by higher atneed case volume, higher average revenues per case, and higher General Agency Revenues (insurance commissions) related to preneed funeral arrangements.
  Cemetery gross profit decreased $0.7 million, or 2.5%, and cemetery gross margin percentage decreased to 15.8% from 17.2%. Although first quarter cemetery revenues increased by 5.8%, this increase was more than offset by unusually higher property and merchandise expenses as well as higher selling costs primarily driven by higher sales production.
  Net cash provided by operating activities was $108.0 million in the current quarter compared to $108.9 million in the prior year quarter.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the first quarter of 2011:

"We are pleased to report another period of solid revenue and earnings growth and are especially encouraged by the continuation of positive preneed sales trends. We are optimistic that our businesses will show continued progress over the balance of the year. Our management team remains committed to managing the business with operating discipline, generating solid cash flows, and maintaining a strong balance sheet. Our healthy cash flow and current financial position will allow us to actively pursue our growth strategies in 2011 while also returning value to our shareholders through share repurchases and dividends.

REVIEW OF RESULTS FOR FIRST QUARTER 2011

Consolidated Segment Results

(In millions, except funeral services performed and average revenue per funeral service)	Three Months Ended March 31,
	2011	2010
Funeral
Funeral atneed revenue	$ 261.7	$ 233.1
Funeral recognized preneed revenue	124.9	118.6
Other revenues(1)	21.8	17.3
Total funeral revenues	$ 408.4	$ 369.0

Gross profit	$ 99.3	$ 84.6
Gross margin percentage	24.3%	22.9%

Funeral services performed	72,968	67,772
Average revenue per funeral service	$ 5,298	$ 5,189

Cemetery
Cemetery atneed revenue	$ 59.2	$ 61.6
Cemetery recognized preneed revenue	89.7	79.8
Other revenue (2)	22.4	20.5
Total cemetery revenues	$ 171.3	$ 161.9

Gross profit	$ 27.1	$ 27.8
Gross margin percentage	15.8%	17.2%

(1) Other funeral revenue consists primarily of General Agency (GA) revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

(2) Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, and interest and finance charges earned from customer receivables on preneed installment contracts.

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended March 31, 2011 and 2010. We consider comparable operations to be those owned for the entire period beginning January 1, 2010 and ending March 31, 2011.

(Dollars in millions, except average revenue per funeral service and average revenue per contract sold)	Three Months Ended March 31,
	2011	2010
Comparable funeral revenue:
Atneed revenue	$ 238.7	$ 230.8
Recognized preneed revenue	119.5	117.3
Other funeral revenue(1)	21.1	15.6
Total comparable funeral revenues	$ 379.3	$ 363.7

Comparable gross profit	$ 93.1	$ 84.0
Comparable gross margin percentage	24.5%	23.1%

Comparable funeral services performed:
Preneed	23,785	24,033
Atneed	43,913	43,016
Total	67,698	67,049

Comparable average revenue per funeral service	$ 5,291	$ 5,192
Comparable preneed funeral production:
Sales	$ 119.5	$ 120.9
Total preneed funeral contracts sold	22,122	22,727
Average revenue per contract sold	$ 5,402	$ 5,320

(1) Other funeral revenue consists primarily of General Agency (GA) revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

  Comparable funeral revenues increased $15.6 million in the current quarter, reflecting an increase in the number of funeral services performed, higher average revenue per funeral service, and higher General Agency revenues.
  Comparable funeral gross profit was $9.1 million above the prior year quarter and gross margin percentage increased from 23.1% to 24.5% as a result of the strong revenue performance.
  Comparable funeral services performed increased 1.0% over the prior year quarter. We believe this increase was somewhat impacted by extreme weather throughout North America, and we believe is consistent with trends experienced by other funeral service providers and industry vendors.
  The comparable average revenue per funeral service grew 1.9% over the prior year quarter. Excluding a favorable Canadian currency impact and higher funeral trust fund income, the average revenue per funeral service grew approximately 0.9% despite an increase in cremation rates.
  For the quarter, comparable preneed funeral sales production decreased $1.4 million, or 1.2%, and comparable total funeral contracts sold decreased 2.7% while average revenue per contract sold increased 1.5%.  Preneed funeral sales are deferred and recognized as revenues in the future when the funeral service is performed.
  The cremation rate increased to 43.9% in the first quarter of 2011 compared to 41.6% for the same period of 2010.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended March 31, 2011 and 2010. We consider comparable operations to be those owned for the entire period beginning January 1, 2010 and ending March 31, 2011.

(Dollars in millions)	Three Months Ended March 31,
	2011	2010
Comparable cemetery revenue:
Atneed revenue	$ 58.6	$ 60.9
Recognized preneed revenue	89.1	79.0
Other cemetery revenue(1)	22.2	20.0
Total comparable cemetery revenues	$ 169.9	$ 159.9

Comparable gross profit	$ 27.3	$ 28.3
Comparable gross margin percentage	16.1%	17.7%

Comparable preneed and atneed cemetery sales production:
Property	$ 94.4	$ 84.4
Merchandise and services	92.9	88.4
Discounts	(17.3)	(16.3)
Preneed and atneed cemetery sales production	$ 170.0	$ 156.5
Recognition rate (2)	87%	89%

(1) Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installment contracts.

(2) Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

  Comparable cemetery revenues increased $10.0 million, or 6.3%, primarily as a result of strong cemetery preneed property sales production and higher merchandise and service trust fund income during the current quarter, partially offset by a lower recognition rate and lower atneed revenues.
  Cemetery gross profit decreased $1.0 million, or 3.5%, and gross margin percentage decreased to 16.1% compared to 17.7% in 2010.  The current quarter decreases were primarily due to unusually higher property and merchandise expenses and by higher selling costs primarily driven by higher sales production.
  Preneed and atneed cemetery sales production increased $13.5 million, or 8.6%.

Other Financial Results

  General and administrative expenses were $28.8 million in the first quarter of 2011, an increase of $2.5 million compared to the first quarter of 2010.  The increase is primarily due to higher compensation costs tied to total shareholder return which were partially offset by lower acquisition and transitions costs in the current period.

Cash Flow and Capital Spending

  Net cash provided by operating activities decreased by $0.9 million to $108.0 million in the first quarter of the current year.  The current quarter reflects higher cash earnings offset by working capital timing differences.
  We continued to manage our capital expenditures consistent with our financial objectives during the three months ended March 31, 2011.  The increase in capital spending in 2011 primarily reflects the continuation of capital projects which began in the fourth quarter of 2010 and is in line with our expectations. A summary of our capital expenditures is set forth below:

Capital Expenditures (In millions)	Three Months Ended March 31,
	2011	2010
Capital improvements at existing locations	$ 14.2	$ 10.1
Development of cemetery property	9.2	7.0
Construction of new funeral home facilities	1.7	1.2
Total capital expenditures	$ 25.1	$ 18.3

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends. A summary of our consolidated trust fund returns for the three months ended March 31, 2011 is set forth below:

March 31, 2011
Preneed Funeral	4.0%
Preneed Cemetery	4.0%
Cemetery Perpetual Care	3.1%
Combined Trust Funds	3.7%

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items shown above are all non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of earnings from continuing operations excluding special items to our reported net income attributable to common stockholders and diluted earnings per share from continuing operations excluding special items to our GAAP diluted earnings per share. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended March 31,
(In millions, except diluted EPS)	2011		2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$ 38.8	$ .16	$ 30.9	$ .12
After-tax reconciling items:
Loss on divestitures and impairment charges, net	0.4	-	0.4	-
Acquisition and transition costs Loss on early extinguishment of debt, net	0.6 0.2	- -	2.3 -	.01 -
Change in certain tax reserves	1.0	.01	0.8	-
Earnings from continuing operations excluding special items	$ 41.0	$ .17	$ 34.4	$ .13

Diluted weighted average shares outstanding (in thousands)		242,052		256,154

Conference Call and Webcast

We will host a conference call on Thursday, April 28, 2011, at 9:00 a.m. Central Daylight Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (617) 614-3518 with the passcode of 61124219. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through May 12, 2011 and can be accessed at (617) 801-6888 with the passcode of 86802121. Additionally, a replay of the conference call will be available on our website for approximately ninety days.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, access to capital markets, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, and negative currency translation effects.
  Changes in operating conditions such as supply disruptions and labor disputes.
  Our inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy costs (e.g., electricity, natural gas and fuel oil), costs of other materials, employee-related costs or other factors.
  Our inability to complete acquisitions, divestitures or strategic alliances as planned or to realize expected synergies and strategic benefits.
  The outcomes of pending lawsuits, proceedings, and claims against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
  Allegations regarding compliance with laws, regulations, industry standards, and customs regarding burial procedures and practices.
  The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.
  Amounts that we may be required to replenish into our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements.
  The outcome of pending Internal Revenue Service audits. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. While such payments would affect our cash flow, we do not believe it would impair our ability to service debt or our overall liquidity. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required, and these amounts will be reversed through the tax provision at the time of resolution.
  Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures, and local economic conditions.
  Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting, and trusting policies.
  Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
  Our ability to successfully access surety and insurance markets at a reasonable cost.
  Our ability to successfully leverage our substantial purchasing power with certain of our vendors.
  The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.
  The possibility that restrictive covenants in our credit agreement and debt securities may prevent us from engaging in certain transactions.
  Our ability to buy our common stock under our share repurchase programs, which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments.
  Our funeral and cemetery trust funds' investments in equity securities, fixed income securities, and mutual funds and will be impacted by market conditions that are beyond our control.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings included in our 2010 Annual Report on Form 10-K, which was filed February 14, 2011. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At March 31, 2011, we owned and operated 1,398 funeral homes and 381 cemeteries (of which 218 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young – Director / Investor Relations	(713) 525-9088
Media:	Lisa Marshall – Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In thousands, except per share amounts)
	Three Months Ended March 31,
	2011	2010
Revenues	$ 579,699	$ 530,863
Costs and expenses	(453,253)	(418,505)
Gross profit	126,446	112,358
General and administrative expenses	(28,833)	(26,252)
Losses on divestitures and impairment charges, net	(420)	(480)
Operating income	97,193	85,626
Interest expense	(33,559)	(32,301)
Loss on early extinguishment of debt, net	(314)	-
Other income (expense), net	674	(1,884)
Income from continuing operations before income taxes	63,994	51,441
Provision for income taxes	(24,065)	(20,116)
Net income	39,929	31,325
Net (income) loss attributable to noncontrolling interests	(1,165)	(413)
Net income attributable to common stockholders	$ 38,764	$ 30,912

Basic earnings per share	$ .16	$ .12
Diluted earnings per share	$ .16	$ .12

Basic weighted average number of shares	239,772	254,400
Diluted weighted average number of shares	242,052	256,154

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (In thousands, except share amounts)
	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 210,307	$ 170,846
Receivables, net	93,209	107,185
Deferred tax asset	44,308	41,371
Inventories	34,245	34,770
Other	17,966	27,746
Total current assets	400,035	381,918
Preneed funeral receivables, net and trust investments	1,436,201	1,424,557
Preneed cemetery receivables, net and trust investments	1,615,743	1,563,893
Cemetery property, at cost	1,509,367	1,508,787
Property and equipment, net	1,633,168	1,627,698
Goodwill	1,313,671	1,307,484
Deferred charges and other assets	389,641	389,184
Cemetery perpetual care trust investments	1,022,420	987,019
	$ 9,320,246	$ 9,190,540
LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$ 338,540	$ 342,651
Current maturities of long-term debt	22,693	22,502
Income taxes	4,186	1,474
Total current liabilities	365,419	366,627
Long-term debt	1,830,090	1,832,380
Deferred preneed funeral revenues	567,669	580,223
Deferred preneed cemetery revenues	832,235	813,493
Deferred tax liability	344,885	323,304
Other liabilities	405,344	399,619
Deferred preneed funeral and cemetery receipts held in trust	2,459,109	2,408,074
Care trusts' corpus	1,020,786	986,872

Stockholders' Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 243,053,957 and 242,019,650 shares issued, respectively, 238,865,095 and 241,035,250 shares outstanding, respectively	238,865	241,035
Capital in excess of par value	1,568,606	1,603,112
Accumulated deficit	(438,695)	(477,459)
Accumulated other comprehensive income	124,270	112,768
Total common stockholders' equity	1,493,046	1,479,456
Noncontrolling interests	1,663	492
Total Equity	1,494,709	1,479,948
	$ 9,320,246	$ 9,190,540

SERVICE CORPORATION INTERNATIONAL CONDENSEDCONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In thousands)
	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$ 39,929	$ 31,325
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt, net	314	-
Depreciation and amortization	29,331	28,679
Amortization of intangible assets	6,354	5,636
Amortization of cemetery property	9,500	6,434
Amortization of loan costs	1,184	1,261
Provision for doubtful accounts	1,933	31
Provision for deferred income taxes	19,379	14,425
Losses on divestitures and impairment charges, net	420	480
Share-based compensation	2,253	2,324
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	13,494	2,658
Decrease in other assets	1,386	493
(Decrease) increase in payables and other liabilities	(1,454)	9,070
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	15,761	25,844
Decrease in deferred preneed funeral revenue	(19,398)	(3,668)
Decrease in funeral deferred preneed funeral receipts held in trust	(8,942)	(18,655)
Effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(9,456)	(7,892)
Increase in deferred preneed cemetery revenue	11,750	8,814
Decrease in cemetery deferred preneed cemetery receipts held in trust	(5,643)	(360)
Other	(109)	2,037
Net cash provided by operating activities	107,986	108,936
Cash flows from investing activities:
Capital expenditures	(25,138)	(18,336)
Acquisitions	(10,513)	(259,393)
Proceeds from divestitures and sales of property and equipment	4,697	24,268
Net withdrawals of restricted funds and other	3,567	26,445
Net cash used in investing activities	(27,387)	(227,016)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	-	175,000
Debt issuance costs	-	(6,203)
Payments of debt	(710)	(30,810)
Early extinguishment of debt	(5,155)	-
Principal payments on capital leases	(5,639)	(5,889)
Proceeds from exercise of stock options	3,182	1,024
Purchase of Company common stock	(30,245)	(689)
Payments of dividends	(9,605)	(10,161)
Bank overdrafts and other	4,794	(7,773)
Net cash (used in) provided by financing activities	(43,378)	114,499
Effect of foreign currency	2,240	4,310
Net increase in cash and cash equivalents	39,461	729
Cash and cash equivalents at beginning of period	170,846	179,745
Cash and cash equivalents at end of period	$ 210,307	$ 180,474